                                                                    EXHIBIT 4.1


                            SUNSHINE MERGER COMPANY

                                      AND

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                ------------------------------------------------

                                AS WARRANT AGENT

                ------------------------------------------------

                               WARRANT AGREEMENT

                          DATED AS OF [              ]

                ------------------------------------------------

                               WARRANT AGREEMENT

                               TABLE OF CONTENTS


RECITALS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.       Appointment of Warrant Agent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.       Issuance.  Form and Execution of Warrant Certificates. . . . . . . . . . . . . . . . . . . . . . . .   1
         2.1     Issuance of Warrants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.2     Form of Warrant Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.3     Execution of Warrant Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.4     Temporary Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.5     Procedures for Global Warrants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 3.       Registration: Countersignature.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         3.1     Registration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         3.2     Countersignature.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 4.       Transfer and Registration of Warrants and Warrant Shares.  . . . . . . . . . . . . . . . . . . . . .   4
         4.1     Disposition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.2     Registration Undertakings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

SECTION 5.       Registration of Transfers: Exchanges of Warrant Certificates.  . . . . . . . . . . . . . . . . . . .   4
         5.1     Registration of Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         5.2     Exchanges of Warrant Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

SECTION 6.       Term of Warrants; Exercise of Warrants; Exercise Price.  . . . . . . . . . . . . . . . . . . . . . .   5
         6.1     Term of Warrants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         6.2     Exercise of Warrants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         6.3     Exercise Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

SECTION 7.       Payment of Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

SECTION 8.       Mutilated or Missing Warrant Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

SECTION 9        Reservation of Warrant Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         9.1     Reservation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         9.2     Covenant.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION 10.      Adjustments to Exercise Rate.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         10.1    Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (a)      Reclassification, Merger, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (b)      Adjustment for Change in Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (c)      Adjustments to Exercise Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         10.2    Notice of Adjustment to Exercise Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         10.3    Voluntary Reduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         10.4    Deferral of Issuance or Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         10.5    Form of Warrant Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         10.6    No Impairment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION 11.      Fractional Interests.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9





                                      (i)

SECTION 12.      Notices to Warrantholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 13.      Reports to Warrantholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 14.      Concerning the Warrant Agent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         14.1    Warrant Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         14.2    Conditions of Warrant Agent's Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         14.3    Resignation and Appointment of Successor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 15.      Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 16.      Identity of Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 17.      Notices and Demands to the Company and Warrant Agent.  . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 18.      Notices to Company and Warrant Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 19.      Notices to Holders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 20.      Provision of Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 21.      Amendment; Merger; Consolidation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 22.      Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 23.      Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 24.      Benefits of this Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 25.      Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 26.      Severability of Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 27.      Obtaining of Governmental Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 28.      Delivery of Prospectus.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18





                                      (ii)

                               WARRANT AGREEMENT

         WARRANT AGREEMENT, dated as of [                   ] ("Agreement"),
between SUNSHINE MERGER COMPANY, a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation, as Warrant Agent (with any successor warrant agent, the "Warrant Agent").

                                   RECITALS:

         WHEREAS, the Company entered into an Agreement and Plan of Merger
dated [                              , 1995] with Sunshine Mining and Refining
Company, upon the consummation of which the Company will be the surviving entity (the "Merger"), incident to which all of the $11.94 (Stated Value) Preferred Stock (the "Preferred Stock") of Sunshine Mining and Refining Company will be canceled and extinguished in its entirety;

         WHEREAS, incident to the Merger, the Company is issuing to the holders
Preferred Stock, for each share of Preferred Stock held, [      ] shares of the
Company's common stock, par value $.01 (the "Common Stock") and, at the option of the holder, either .9 shares of Common Stock or two warrants each to purchase one share of Common Stock (such warrants being herein referred to as the "Warrants" and the certificates evidencing the Warrants being herein referred to as "Warrant Certificates") at the exercise price and on the terms and subject to the conditions set forth herein. The shares of Common Stock and, pursuant to Section 10 hereof, other securities issuable upon exercise of the Warrants, are referred to herein as the "Warrant Shares";

         WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein; and

         WHEREAS, the Company and the Warrant Agent wish to define the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered holders of the Warrants (such registered holders being herein referred to as the "Warrantholders").

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

         SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement, and the Warrant Agent hereby accepts such appointment.

         SECTION 2. Issuance.  Form and Execution of Warrant Certificates.

         2.1 Issuance of Warrants. Warrants shall be originally issued by the Company in connection with the Merger.

         Each Warrant Certificate shall evidence the number of Warrants specified therein, and each Warrant evidenced thereby shall represent the right, subject to the provisions contained herein and therein, to purchase from the Company (and the Company shall issue and sell to the registered holder of such Warrant) one fully paid and nonassessable share of Common Stock and, pursuant to Section 10 hereof, such other securities as may be issuable to the Warrantholder upon exercise of such Warrant, at the price specified herein and therein.

         2.2 Form of Warrant Certificates. The certificates evidencing the Warrants (the "Warrant Certificates" shall be in registered form only and shall be substantially in the form set forth in Annex I attached hereto, shall be dated the date on which countersigned by the Warrant Agent and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed, engraved or otherwise affixed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of the NSM or of any stock exchange or inter-dealer quotation system on which the Warrants may from time to time be listed or quoted, or to conform to usage.

         2.3 Execution of Warrant Certificates. Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, its President, any Vice President or its Treasurer, and signed by its Secretary or any Assistant Secretary and have affixed thereon the Company's seal. Each such signature and such seal may be manual or facsimile.

         In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before countersignature and delivery by the Warrant Agent, such Warrant Certificates, nevertheless, may be countersigned, issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an officer. Upon countersignature by the Warrant Agent and delivery, the Warrant Certificate shall be valid and binding upon the Company, and the Warrantholder thereof shall be entitled to all of the benefits of this Agreement.

         2.4 Temporary Certificates. Until definitive Warrant Certificates are ready for delivery, the Company may prepare and execute and the Warrant Agent shall countersign and deliver temporary Warrant Certificates. Temporary Warrant Certificates shall be substantially in the form of the definitive Warrant Certificates but may have variations that the Company considers appropriate for temporary Warrant Certificates. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates upon surrender of the temporary Warrant Certificates at the corporate trust office or agency of the Warrant Agent in the Borough of Manhattan, The City of New York (the "Office"). Except as set forth in Section 7 hereof, such exchange shall be without charge to the holders. Upon surrender for cancellation of any one or more temporary Warrant Certificates, the Company shall execute and the Warrant Agent shall countersign and deliver in exchange therefor one or more definitive Warrant Certificates representing in the aggregate a like number of Warrants. Until exchanged, the temporary Warrant Certificates, if any, shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.

         2.5     Procedures for Global Warrants.

         Upon issuance, the Warrants may be represented by one or more fully registered Warrants in global form ("Global Warrants") as well as by Warrant Certificates registered in the name of individual purchasers or their nominees.

         If the Warrants are to be represented by one or more Global Warrants, the Company shall execute, and the Warrant Agent shall countersign and deliver, such Global Warrant which (i) shall represent, and shall be denominated in an amount equal to, the aggregate number of Warrants to be represented by such Global Warrant, (ii) shall be registered in the name of the Depositary or in the name of Cede & Co. or of another nominee, as nominee of the Depositary,
(iii) shall be delivered by the Warrant Agent to the Depositary or pursuant to the Depositary's instructions and (iv) shall bear a legend substantially to the following effect:

                 Unless and until it is exchanged in whole or in part for Warrants in definitive form, this Warrant may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this





WARRANT AGREEMENT - 2
         certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC"), to the issuer or its agent for registration of transfer, exchange, exercise or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

         A Global Warrant may be transferred, in whole but not in part, only to a nominee of the Depositary for such Global Warrant, or to the Depositary, or to a successor Depositary selected or approved by the Company, or to a nominee of such successor Depositary.

         If at any time the Depositary for a Global Warrant notifies the Company that it is unwilling or unable to continue as Depositary for such Global Warrant or if at any time the Depositary for such Global Warrant shall no longer be eligible or in good standing under the Exchange Act, or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such Global Warrant. If a successor Depositary for such Global Warrant is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will execute, and the Warrant Agent will countersign and deliver, definitive Warrant Certificates in exchange for such Global Warrant, an aggregate amount equal to the number of Warrants represented by the Global Warrant exchanged for such definitive Warrant Certificates.

         The Company may at any time and in its sole discretion determine that the Warrants or any portion thereof issued or issuable in the form of one or more Global Warrants shall no longer be represented by such Global Warrant or Warrants. In such event the Company will execute, and the Warrant Agent, at the Office, will countersign and deliver, definitive Warrant Certificates in exchange in whole or in part for such Global Warrant or Warrants in an aggregate amount equal to the number of Warrants represented by such Global Warrant or Warrants or portion thereof exchanged for such definitive Warrant Certificates.

         In any exchange provided for in either of the two preceding paragraphs, the Company will execute and the Warrant Agent, at the Office, will countersign and deliver definitive Warrant Certificates. Upon the exchange of the entire number of Warrants represented by a Global Warrant, such Global Warrant shall be canceled by the Warrant Agent. Except as provided in the preceding paragraph, definitive Warrant Certificates issued in exchange for a Global Warrant pursuant to this Section shall be registered in such names and in such amounts as the Depositary for such Global Warrant shall instruct the Warrant Agent The Warrant Agent shall deliver such definitive Warrant Certificates to the Persons in whose names such Warrant Certificates are so registered.

         SECTION 3.  Registration: Countersignature.

         3.1 Registration. The Warrant Agent, on behalf of the Company, shall number and register the Warrant Certificates in a register (the "Warrant Register") maintained at the Office as they are issued by the Company. The Company and the Warrant Agent may deem and treat the registered holder of any Warrant as the absolute owner thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, notwithstanding any notice to the Company or the Warrant Agent to the contrary.

         The Warrant Agent shall keep copies of this Agreement available for inspection by the Warrantholders during normal business hours at the Office. The Company shall supply the Warrant





WARRANT AGREEMENT - 3

Agent from time to time with such number of copies of this Agreement as the Warrant Agent may request.

         3.2 Countersignature. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, a Vice President or the Treasurer of the Company, initially countersign, issue and deliver Warrant Certificates entitling the holders thereof to purchase not more than 14,332,372 Warrant Shares and shall countersign and deliver Warrant Certificates as otherwise provided in this Agreement.

         The Warrant Agent's countersignature on all Warrant Certificates shall be in substantially the form set forth in Annex I hereto.

         SECTION 4.  Transfer and Registration of Warrants and Warrant Shares.

         4.1 Disposition. The Warrants and the Warrant Shares, and any interest in either, may be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part only in accordance with
Section 5 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof.

         4.2 Registration Undertakings. The offer and sale of the Warrants and the Warrant Shares have been registered under the Securities Act pursuant to the Company's registration statement on Form S-4 Registration No. 33- 98876, initially filed by the Company with the SEC on November 1, 1995 and declared
effective under the Securities Act on [                       ] (the
"Registration Statement").  The Company covenants and agrees:

                 (a) to prepare and file with the SEC such amendments and supplement to each Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective through the Expiration Date or until such earlier time as no Warrants remain outstanding;

                 (b) to maintain the registration or qualification of the Warrants and the Warrant Shares to be delivered upon exercise of the Warrants under the securities or "blue-sky" laws of each state or jurisdiction in which such Warrants and Warrant Shares have been so registered or qualified; and

                 (c) to pay all expenses incurred by the Company in complying with this Section 4.2, including, without limitation, (i) all registration and filing fees, (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for the Company,
(iv) all blue-sky fees and expenses (including fees and expenses of counsel in connection with any blue-sky surveys), and (v) the entire expense of any special audits incident to or required by any such registration.

         SECTION 5.  Registration of Transfers: Exchanges of Warrant
Certificates.

         5.1 Registration of Transfers. Subject to Section 7 hereof, the Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificate on the Warrant Register maintained at the Office, upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly endorsed by the registered holder thereof or by such Warrantholder's appointed legal representative or attorney-in-fact, or accompanied by proper evidence of succession, assignment or authority to transfer. The signature of such Warrantholder, legal representative or attorney-in-fact shall be guaranteed by an "eligible guarantor institution" (an "Eligible Guarantor Institution") within the meaning of Rule 17Ad-15 under the Exchange Act. In all cases of transfer by an attorney, the original power of attorney, duly approved,





WARRANT AGREEMENT - 4
or an official copy thereof, duly certified, shall be deposited and remain with the Warrant Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Warrant Agent in its discretion. Upon any such registration of transfer in such name or names as may be directed in writing, by the Warrantholder, the Company shall execute and the Warrant Agent shall countersign and deliver (or cause to be delivered) a new Warrant Certificate(s) without charge to such Warrantholder, except as set forth in Section 7 hereof, to the person or persons entitled to receive the same, and the surrendered Warrant Certificate shall be canceled by the Warrant Agent. Canceled Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company and in compliance with applicable rules and regulations promulgated by the SEC.

         5.2 Exchanges of Warrant Certificates. Each Warrant Certificate may be exchanged at the option of the Warrantholder without charge to such Warrantholder when surrendered to the Warrant Agent at the Office properly endorsed in the manner described in subsection 5.1 hereof for another Warrant Certificate(s) of like tenor and representing in the aggregate a like number of Warrants. Thereupon, the Warrant Agent shall countersign and deliver to the person(s) entitled thereto a new Warrant Certificate(s) as so requested. Warrant Certificates surrendered for exchange shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by such Warrant Agent in a manner satisfactory to the Company and in compliance with applicable SEC rules and regulations.

         SECTION 6.  Term of Warrants; Exercise of Warrants; Exercise Price.

         6.1 Term of Warrants. Subject to the provisions of this Agreement, each Warrantholder shall have the right, which may be exercised during the period commencing at the time of original issuance of the Warrants and ending (the "Expiration Date") at 5:00 p.m., New York City time on the fifth anniversary of the Effective Date of the Merger, to purchase from the Company the number of fully paid and-nonassessable Warrant Shares that the Warrantholder may at the time be entitled to purchase on exercise of such Warrants and payment of the Exercise Price (as defined below) for such Warrant Shares. To the extent the Expiration Date does not fall on a business day, the Expiration Date shall occur on the next following business day. The Company shall certify to the Warrant Agent the Effective Date of the Merger as promptly as practicable following such date, and the Warrant Agent shall, in reliance on such certification, insert the Expiration Date in the form of Warrant Certificate.

         Each Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date shall automatically become void and no longer outstanding.

         6.2 Exercise of Warrants. Subject to the provisions of this Agreement, a Warrant may be exercised by the Warrantholder in whole or in part upon surrender at the Office to the Warrant Agent of the Warrant Certificate(s) evidencing the Warrants to be exercised, together with the form of election to purchase (the "Election to Purchase"), in the form set forth on the reverse side of the Warrant Certificate, duly completed and signed by such Warrantholder or by such Warrantholder's appointed legal representative or attorney-in-fact, which signature shall be guaranteed by an Eligible Guarantor Institution, and upon payment in full to the Warrant Agent, for the account of the Company, of the Exercise Price for each Warrant exercised and any other amounts required to be paid pursuant to Section 7 hereof. Payment of the aggregate Exercise Price and such additional amounts, if any, shall be made by certified or official bank check payable to the order of the Company.

         Subject to the provisions of Section 7 hereof, upon due exercise of the Warrants and surrender of the Warrant Certificate, duly completed and signed, and payment of the exercise Price as aforesaid, the Company shall cause to be issued and delivered with all reasonable dispatch to or upon the written order of the Warrantholder and in such name or names as the Warrantholder may designate in the Election to Purchase, a certificate or certificates for the number of full Warrant Shares so purchased,





WARRANT AGREEMENT - 5
together with cash in respect of any fractional Warrant Shares otherwise issuable upon exercise in accordance with Section 11. If all of the items referred to in the first sentence of the preceding paragraph are received by the Warrant Agent at or prior to 2:00 p.m., New York City time, on a business day, the exercise of the Warrant to which such items relate will be effective on such business day. If all of such items are received after 2:00 p.m., New York City time, on a business day, the exercise of the Warrants to which such items relate will be effective the next business day. Notwithstanding the foregoing, in the case of any exercise of Warrants on the Expiration Date, if all of such items are received by the Warrant Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date, the exercise of the Warrants to which such items relate will be effective on the Expiration Date.

         The number and kind of Warrant Shares for which a Warrant may be exercised shall be subject to adjustment from time to time as set forth in
Section 10.

         The Warrants shall be exercisable as provided herein at the election of the Warrantholder either in whole or from time to time in part. Only whole numbers of Warrants may be exercised. In the event that prior to the Expiration Date the holder of a Warrant Certificate shall exercise fewer than all of the Warrants evidenced thereby, a new Warrant Certificate(s) evidencing the remaining unexercised Warrants shall be issued to such Warrantholder, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate(s) pursuant to the provisions of this Section 6 and subsection 3.2 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

         All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner satisfactory to the Company. The Warrant Agent shall (i) account promptly to the Company with respect to Warrants exercised, and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants and (ii) as soon as practicable, advise the Company in writing of the number of Warrants exercised in accordance with the provisions of this Agreement and the Warrant Certificates and the instructions of each exercising holder of the Warrant Certificates with respect to the issuance and delivery of the Warrant Shares to which such holder is entitled upon such exercise.

         6.3 Exercise Price. The price per share at which each Warrant Share shall be purchased upon exercise of the Warrant (the "Exercise Price")
shall be [      ], subject to adjustment to 110% of the average closing price of the Company's Common Stock as reported on the NYSE Composite Transactions for the first 120 NYSE trading days after the Effective Date of the Merger, if
such average price is less than [$               ].  In the event the Exercise
Price is required to be adjusted as provided in this Paragraph 6.3, the Company shall forthwith compute the adjusted Exercise Price and shall prepare a certificate setting forth such adjusted Exercise Price and showing in reasonable detail the facts upon which such adjustment is based. A copy of such certificate, accompanied by a certification of the independent public accountants regularly employed by the Company to the effect that they have reviewed the Company's certificate and are in agreement with the computations set forth therein, shall forthwith be filed with the Warrant Agent and the Transfer Agent; and thereafter, until the same may be further adjusted pursuant to Section 10.3(b), the adjusted Exercise Price shall be as set forth in such certificate. Neither the Warrant Agent nor the Transfer Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Warrantholder desiring inspection thereof. In the event that the Exercise Price is adjusted, the Company shall mail, or cause to be mailed, to the Warrantholders a statement setting forth the adjustment and the reason for such adjustment.

         SECTION 7. Payment of Taxes. The Company covenants and agrees that it will pay when due and payable all documentary, stamp and other taxes attributable to the issuance or delivery of the





WARRANT AGREEMENT - 6

Warrant Certificates or of the Warrant Shares purchasable upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes that may be payable in respect of any transfer involving the issue of any Warrant Certificate(s) or any certificate(s) for Warrant Shares in a name other than that of the Warrantholder of such exercised Warrant Certificate(s), and the Company shall not be required to issue or deliver such Warrant Certificate(s) or such certificate(s) for Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such has been paid.

         SECTION 8. Mutilated or Missing Warrant Certificates. In the event that any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute, and the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing a like number of Warrants, but only, in case of a lost, stolen or destroyed Warrant Certificate, upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction and the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser or holder in due course. A Warrantholder applying for such substitute Warrant Certificate shall also comply with such other reasonable requests (including, without limitation, in the case of a lost, stolen or destroyed Warrant Certificate, a request to provide a letter of indemnification or an indemnity bond sufficient in the reasonable judgment of the Company and the Warrant Agent to protect the Company and the Warrant Agent from any loss that either of them may suffer if a Warrant Certificate is replaced) and pay such other reasonable charges as the Company or the Warrant Agent may reasonably prescribe. Every substitute Warrant Certificate executed and delivered pursuant to this Section in lieu of any lost, stolen or destroyed Warrant Certificate shall constitute an additional contractual obligation of the Company, whether or not the lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of (but shall be subject to all the limitations of rights set forth in) this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder. The provisions of this Section 8 are exclusive with respect to the replacement of mutilated, lost, stolen or destroyed Warrant Certificates and shall preclude (to the extent lawful) any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of mutilated, lost, stolen or destroyed securities certificates.

         SECTION 9.  Reservation of Warrant Shares.

         9.1 Reservation. The Company shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock or other securities of the Company issuable upon the exercise of the Warrants, a number of shares of Common Stock or such other securities sufficient to provide for the exercise of the right of purchase represented by all outstanding Warrants. The Company covenants that the transfer agent for the Common Stock or other securities of the Company issuable upon the exercise of the Warrant (the "Transfer Agent") will be irrevocably authorized and directed at all times to reserve such number of shares of Common Stock or such other securities as shall be required for such purpose. The Company shall keep a copy of this Agreement on file with the Transfer Agent. The Company shall furnish the Transfer Agent a copy of all notices of adjustments and certificates related thereto that are delivered to the Warrant Agent or transmitted to each Warrantholder pursuant to subsection 10.2 and Section 12 hereof.

         9.2 Covenant. The Company covenants that all Warrant Shares will, upon issuance, be fully paid, nonassessable, free of preemptive rights and free from all taxes payable by the Company, liens, charges and security interests (except any liens, charges or security interests created or suffered to be created by any of the Warrantholders), and will not be subject to any restrictions on voting or





WARRANT AGREEMENT - 7
transfer thereof that are created by the Company except for such restrictions on voting or transfer provided in this Agreement, the Certificate of Incorporation or as otherwise provided by law.

                 SECTION 10.  Adjustments to Exercise Rate.

         10.1 Adjustments. The number and kind of Warrant Shares purchasable upon the exercise of each Warrant (the "Exercise Rate") shall be subject to adjustment from time to time as follows:

                 (a) Reclassification, Merger, etc. If, after the date hereof, the Company, in a single transaction or through a series of related transactions, consolidates with or merges with or into any other entity or transfers (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets to another entity or group of affiliated entities (other than a sale of all or substantially all of the assets of the Company in a transaction in which the holders of Common Stock immediately prior to such transaction do not receive securities, cash, or other assets of the Company or any other entity) or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the entity thereafter obligated to deliver securities, cash or other assets upon exercise of Warrants shall enter into a supplemental warrant agreement with the Warrant Agent. If the issuer of securities deliverable upon exercise of Warrants is an Affiliate of the successor to the Company, that issuer shall join in the supplemental warrant agreement.

                 The supplemental warrant agreement shall provide that the holder of a Warrant may exercise such Warrant for the kind and amount of securities, cash or other assets which such holder would have received immediately after the consolidation, merger, binding share exchange or transfer if such holder had exercised such Warrant immediately before the effective date of the transaction, assuming (to the extent applicable) that such holder (i) is not a constituent person or an Affiliate of a constituent person to such transaction; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing holders. The supplemental warrant agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. The successor to the Company shall mail to the holders of Warrants at the addresses appearing on the Warrant Register a notice briefly describing the supplemental warrant agreement.

                 If this subsection 10.1(a) applies, subsection 10.1(b) shall not apply. The provisions of this subsection 10.1(a) shall similarly apply to successive consolidations, mergers, binding share exchanges or transfers.

                 (b) Adjustment for Change in Capital Stock. If, after the date hereof, the Company:

                 (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                 (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

                 (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

                 (iv) issues by reclassification of its Common Stock any other shares of its capital stock,

then the Exercise Rate in effect immediately prior to such action shall be adjusted so that the holder of a Warrant thereafter exercised shall receive the number of shares of Common Stock or other shares





WARRANT AGREEMENT - 8
of capital stock of the Company which such holder would have received immediately following such action if such holder had exercised such Warrant immediately prior to such action.

         An adjustment to the Exercise Rate pursuant to this Section 10.1 (b) shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. In the event that such dividend or distribution is not so paid or made or such subdivision, combination or reclassification is not effected, the Exercise Rate shall again be adjusted to be the Exercise Rate which would then be in effect if such record date or effective date had not been so fixed.

                 (c) Adjustments to Exercise Rate. If after an adjustment pursuant to this Section 10.1 a holder of a Warrant upon exercise of such Warrant may receive shares of two or more classes of capital stock of the Company, the Exercise Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of capital stock as is contemplated by this Section 10 with respect to the Common Stock, on terms comparable to those applicable to the Common Stock in this Section 10.1.

         10.2 Notice of Adjustment to Exercise Rate. Whenever the Exercise Rate is required to be adjusted as provided in this Section 10, the Company shall forthwith compute the adjusted Exercise Rate and shall prepare a certificate setting forth such adjusted Exercise Rate and showing in reasonable detail the facts upon which such adjustment is based. A copy of such certificate, accompanied by a certification of the independent public accountants regularly employed by the Company to the effect that they have reviewed the Company's certificate and are in agreement with the computations set forth therein, shall forthwith be filed with the Warrant Agent and the Transfer Agent; and thereafter, until further adjusted, the adjusted Exercise Rate shall be as set forth in such certificate. Neither the Warrant Agent nor the Transfer Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Warrantholder desiring inspection thereof. Whenever the Exercise Rate is adjusted, the Company shall promptly mail, or cause to be mailed, to the Warrantholders a statement setting forth the adjustment and the reasons for such adjustment.

         10.3 Voluntary Reduction. (a) The Company may at its option, but shall not be obligated to, at any time during the term of the Warrants provided for in subsection 6.1 hereof, increase the then current Exercise Rate by any amount selected by the Board; provided, that if the Company elects so to increase the then current Exercise Rate, such increase shall be irrevocable during its effective period and remain in effect for a minimum of 20 business days following the date of such election, after which time the Company may, at its option, reinstate the Exercise Rate in effect prior to such increase. Whenever the Exercise Rate is increased, the Company shall mail or cause to be mailed to the Warrantholders a notice of the increase at least 15 days before the date the increased Exercise Rate takes effect, stating the increased Exercise Rate and the period for which such increased Exercise Rate will be in effect.

         (b) The Company may at its option, but shall not be obligated to, at any time during the term of the Warrants provided for in subsection 6.1 hereof, decrease the then current Exercise Price by any amount selected by the Board; provided, that if the Company elects so to decrease the then current Exercise Price, such decrease shall be irrevocable during its effective period and remain in effect for a minimum of 20 business days following the date of such election, after which time the Company may, at its option, reinstate the Exercise Price in effect prior to such decrease. Whenever the Exercise Price is decreased pursuant to this Section 10.3(b), the Company shall mail or cause to be mailed to the Warrantholders a notice of the decrease at least 15 days before the date the decreased Exercise Price takes effect, stating the decreased Exercise Price and the period for which such decreased Exercise Price will be in effect.





WARRANT AGREEMENT - 9

         (c) The Company may make such increases in the Exercise Rate or decreases in the Exercise Price, as the case may be, in addition to those required or allowed by this Section 10 or Section 6, as shall be determined by it, as evidenced by a certified resolution of the Board delivered to the Warrant Agent, to be advisable in order to avoid or diminish any income tax to Warrantholders resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

         10.4 Deferral of Issuance or Payment. In any case in which subsection 10.1 hereof shall require that an adjustment in the Exercise Rate be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares issuable upon such exercise over and above the Warrant Shares issuable upon such exercise on the basis of the Exercise Rate in effect immediately prior to such adjustment and
(ii) paying to such Warrantholder any amount in cash in lieu of a fractional share pursuant to Section 11 hereof; provided, however, that the Company shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder's right to receive such additional Warrant Shares and cash upon the occurrence of the event requiring such adjustment.

         10.5 Form of Warrant Certificates. Irrespective of any adjustments in the Exercise Rate, the kind of Warrant Shares purchasable upon the exercise of the Warrants, or the Exercise Price, Warrant Certificates evidencing such Warrants theretofore or thereafter issued may continue to express the same number and kind of Warrant Shares, and Exercise Price, as are stated in the Warrant Certificates initially issuable pursuant to this Agreement.

         10.6 No Impairment. Without limiting the generality of the foregoing, the Company (i) shall take all such action as may be necessary or appropriate in order that the Warrant Shares to be issued upon the exercise of the Warrants from time to time outstanding will, when issued, be fully paid and nonassessable, and (ii) will not take any action that results in any adjustment to the Exercise Rate if after such adjustment the total number of shares of Common Stock issuable upon the exercise of all of the outstanding Warrants would exceed the total number of shares of Common Stock or other capital stock of the Company then authorized by the Amended Certificate of Incorporation and available for the purpose of issuance upon such exercise.

         SECTION 11. Fractional Interests. The Company shall not issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise at the same time by the same Warrantholder, the number of full Warrant Shares that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would be issuable on the exercise of any Warrants, the Company shall pay to the Warrantholder an amount in cash equal to the product of such fraction times the Quoted Price for such Warrant Share on the business day next preceding the latest of the date of the surrender of the Warrant Certificate(s) evidencing the Warrants to be exercised, with the Election to Purchase duly completed and signed, and payment of the Exercise Price and any other amounts required to be paid pursuant to Section 7 hereof. "Quoted Price" means, for any given day, the last reported per share sale price (or, if no sale price is reported, the average of the bid and ask prices or, if more than one, in either case, the average of the average bid and average ask prices) on such day of such Warrant Share on the principal national or regional securities exchange upon which such Warrant Share is listed, or if such Warrant Share is not listed on a national or regional securities exchange, as quoted on the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of one or more such quotations, the Board shall be entitled to determine the Quoted Price on the basis of such quotations as it considers appropriate.

         SECTION 12.  Notices to Warrantholders.  In the event:





WARRANT AGREEMENT - 10

                 (i) of any consolidation or merger or binding share exchange to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or sale of all or substantially all of the assets of the Company, or of any reclassification or change of the Common Stock or other securities issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock (or other securities issuable upon the exercise of the Warrants); or

                 (ii) the Company shall declare any dividend or distribution, other than regular cash dividends, on the Common Stock or other securities; or

                 (iii) the Company shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of the Company; or

                 (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company.

then the Company shall cause to be filed with the Warrant Agent and shall cause to be sent to each Warrantholder at such Warrantholder's address appearing on the Warrant Register, at least 30 days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, written notice stating (x) the date for the determination of the holders of record of shares of Common Stock (or other securities issuable upon the exercise of the Warrants) entitled to receive any such dividends or other distribution, (y) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock (or other securities issuable upon the exercise of the Warrants) or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock (or other securities issuable upon the exercise of the Warrants) shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, issuance, consolidation, merger, conveyance, transfer, dissolution, liquidation, or winding up, or the vote upon any action.

         Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Warrantholder thereof any rights of a shareholder of the Company.

         SECTION 13. Reports to Warrantholders. The Company will cause to be delivered, by first-class mail, postage prepaid, to each Warrantholder at such Warrantholder's address appearing on the Warrant Register, a copy of any reports delivered by the Company to the holders of Common Stock or other securities of the Company.

         SECTION 14.  Concerning the Warrant Agent.

         14.1 Warrant Agent. The Company hereby appoints American Stock Transfer & Trust Company as Warrant Agent of the Company in respect of the Warrants and the Warrant Certificates upon the terms and subject to the conditions herein and in the Warrant Certificates; and American Stock Transfer & Trust Company hereby accepts such appointment. The Warrant Agent shall have the powers and authority granted to and conferred upon it in the Warrant Certificates and hereby. All of the terms and provisions with respect to such powers and authority contained in the Warrant Certificates are subject to and governed by the terms and provisions hereof. The Warrant Agent shall





WARRANT AGREEMENT - 11
at all times hereunder satisfy all of the requirements of Rule 496 or any successor rule thereof of the NYSE and all applicable rules and regulations of the NSM.

         14.2 Conditions of Warrant Agent's Obligations. The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof and in the Warrant Certificates, including the following, to all of which the Company agrees and to all of which the rights hereunder of the holders from time to time of the Warrant Certificates shall be subject:

                 (a) The Warrant Agent shall be entitled to compensation at its applicable rates in effect from time to time for all services rendered by it and the Company agrees promptly to pay such compensation and to reimburse the Warrant Agent for its reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred without gross negligence or willful misconduct on its part in connection with the services rendered by it hereunder. The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Warrant Agent, including the costs and expenses of defending itself against any claim or liability arising out of or in connection with its acting as such Warrant Agent hereunder. The obligations of the Company under this subsection 14.2 shall survive the exercise and the expiration of the Warrant Certificates and the resignation and removal of the Warrant Agent.

                 (b) In acting under this Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any of the owners or holders of the Warrant Certificates and owes no fiduciary duty to any Person by reason of this Agreement.

                 (c) The Warrant Agent may consult with counsel and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

                 (d) The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, opinion of counsel, instruction, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties. In the absence of bad faith or negligence on its part, the Warrant Agent shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Warrant Agent shall not be so liable for any error of judgment made in good faith unless the Warrant Agent shall have been negligent in ascertaining the pertinent facts.

                 (e) The Warrant Agent, and its officers, directors and employees, may become the owners of, or acquire any interest in, Warrant Certificates, shares or other obligations of the Company with the same rights that it or they would have if it were not the Warrant Agent hereunder and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depositary, trustee or agent for, any committee or body of holders of shares or other obligations of the Company as freely as if it were not the Warrant Agent hereunder. Nothing in this Agreement shall be deemed to prevent the Warrant Agent from acting in any other capacity for the Company.

                 (f) The Warrant Agent shall not be under any liability for interest on, and shall not be required to invest, any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Warrant Certificates.

                 (g) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by





WARRANT AGREEMENT - 12
the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof).

                 (h) The recitals and other statements contained herein and in the Warrant Certificates (except as to the Warrant Agent's countersignature thereon) shall be taken as the statements of the Company and the Warrant Agent assumes no responsibility for the correctness of the same. The Warrant Agent does not make any representation as to the validity or sufficiency of this Agreement or the Warrant Certificates, except for its due execution and delivery of this Agreement; provided, however, that the Warrant Agent shall not be relieved of its duty to countersign the Warrant Certificates as authorized by this Agreement. The Warrant Agent shall not be accountable for the use or application by the Company of the proceeds of the exercise of any Warrant.

                 (i) The Warrant Agent shall be obligated to perform such duties as are herein and in the Warrant Certificates specifically set forth and no implied duties or obligations shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company shall furnish the Warrant Agent with reasonable security and indemnity for any costs or expenses which may be incurred. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrant Certificates countersigned by the Warrant Agent and delivered by it to the Company pursuant to this Agreement.

                 (j) The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained in the Warrant Certificates or in the case of the receipt of any written demand from a holder of a Warrant Certificate with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, except as provided in Section 17 hereof, to make any demand upon the Company.

                 (k) The Warrant Agent shall have no responsibility in respect of any adjustment pursuant to Section 10 hereof.

                 (l) The Company agrees that it will perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

                 (m) The Warrant Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder from any one of the chairman of the board, any vice chairman of the board, the president, the treasurer, the controller, any vice president or the secretary of the Company and to apply to such officers or officials for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or official. At any time the Warrant Agent may apply to the Company for written instructions with respect to any matter arising in connection with the Warrant Agent's duties and obligations arising under this Agreement. Such application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent with respect to its duties or obligations under this Agreement and the date on or after which such action shall be taken and the Warrant Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified (which date shall be not less than three business days after the Company receives such application unless the Company consents to a shorter period) unless, prior to taking or omitting any such action, the Warrant Agent has received written instructions in response to such application specifying the action to be taken or omitted.





WARRANT AGREEMENT - 13

                 (n) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the chairman of the board, any vice chairman of the board, the president, the treasurer, the controller, any vice president or the secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

                 (o) The Warrant Agent shall not be required to risk or expend its own funds in the performance of its obligations and duties hereunder.

                 (p) The Warrant Agent is hereby authorized to requisition from time to time from the Transfer Agent stock certificates required to honor outstanding Warrants. The Company hereby authorizes any Transfer Agent to comply with all such requests. The Company will supply such Transfer Agent with duly executed stock certificates for such purpose and will provide or otherwise make available any cash which may be payable as provided in Section 11 hereof, and the Warrant Agent shall not be responsible for any delay or failure by such Transfer Agent in supplying such stock certificates.

                 (q) Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable for special, indirect or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         14.3    Resignation and Appointment of Successor.

                 (a) The Company agrees, for the benefit of the holders, from time to time, of the Warrant Certificates, that there shall at all times be a Warrant Agent hereunder.

                 (b) The Warrant Agent may at any time resign as Warrant Agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such date shall be at least 30 calendar days after the date on which such notice is given unless the Company agrees to accept less notice. Upon receiving such notice of resignation, the Company shall promptly appoint a successor Warrant Agent, qualified as provided in subsection 14.3(d), by written instrument in duplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Warrant Agent and one copy to the successor Warrant Agent. As provided in subsection 14.3(d), such resignation shall become effective upon the acceptance of the appointment by the successor Warrant Agent. The Company may, and upon any event set forth in the next succeeding sentence shall, remove the Warrant Agent and appoint a successor Warrant Agent by written instrument in duplicate, specifying such removal and the date on which it is intended to become effective, signed on behalf of the Company, one copy of which shall be delivered to the Warrant Agent being removed and one copy to the successor Warrant Agent. The Warrant Agent shall be removed if it shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Warrant Agent or of its property shall be appointed, or any public officer shall take charge or control of it or of its property or affairs for the purpose of rehabilitation, conservation or liquidation. Any removal of the Warrant Agent and any appointment of a successor Warrant Agent shall become effective upon acceptance of appointment by the successor Warrant Agent as provided in subsection 14.3(d). As soon as practicable after appointment of the successor Warrant Agent, the Company shall cause written notice of the change in the Warrant Agent to be given to each of the registered holders of the Warrants in the manner provided for in Section 18.





WARRANT AGREEMENT - 14

                 (c) Upon resignation or removal of the Warrant Agent, if the Company shall fail to appoint a successor Warrant agent within a period of 30 days after receipt of such notice of resignation or removal, then the holder of any Warrant Certificate or the Warrant Agent may apply to a court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company.

                 (d) Any successor Warrant Agent, whether appointed by the Company or by a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof and satisfying, at the time of its appointment, all of the requirements of Rule 496 or any successor rule thereof of the NYSE and all applicable rules and regulations of the NSM. Such successor Warrant agent shall execute and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder and all the provisions of this Agreement, and thereupon such successor Warrant agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of any amounts then due it pursuant to subsection 14.2(a), shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all moneys, securities, records or other property on deposit with or held by such predecessor as Warrant Agent hereunder.

                 (e) Any corporation or bank into which the Warrant Agent hereunder may be merged or converted, or any corporation or bank with which the Warrant Agent may be consolidated, or any corporation or bank resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation or bank to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its corporate trust business, shall be the successor to the Warrant Agent under this Agreement (provided that such corporation or bank shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

                 In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases, such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

         SECTION 15. Certain Definitions. As used in this Agreement, the following terms have the meanings specified below:

         "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to-the foregoing; provided, that, in any event, any "person" or "group" (each as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) that is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of more than 10% of the capital stock having or voting power in the election of directors of such Person (if a corporation) or more than 10% of the partnership or other ownership interests of such Person (if other than a corporation) will be deemed to control such Person.





WARRANT AGREEMENT - 15

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware
on [            ], 1995, as such certificate may be amended, modified, changed or restated from time to time in accordance with its terms, this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware.

         "Board" means the Board of Directors of the Company, as such Board may be constituted from time to time.

         "business day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which (1) banking institutions in the City of New York, (ii) the principal national securities exchange or inter-dealer quotation system, if any, on which the Common Stock is listed or quoted and (iii) the principal national securities exchange or inter-dealer quotation system, if any, on which the Warrants are listed or quoted, are open for business and not authorized or obligated by law, regulation or executive order to close.

         "Deposit" means, unless otherwise specified by the Company pursuant to subsection 2.5, The Depositary Trust Company, New York, New York, or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulation.

         "Effective Date of the Merger" means the date on which the Merger becomes effective under the Delaware General Corporation Law.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "NSM" means The Nasdaq Stock Market, Inc. or, if the Warrants are not then traded on The Nasdaq Stock Market, Inc., the principal national securities exchange on which the Warrants are then traded or, if the Warrants are not then traded on The Nasdaq Stock Market, Inc., the national securities exchange or principal over-the-counter market in which the Warrants are then traded.

         "NYSE" means the New York Stock Exchange, Inc., or, if the Common Stock is not then traded on the New York Stock Exchange, Inc., the principal national securities exchange on which the Common Stock is then traded or, if the Common Stock is not then traded on any national securities exchange, the principal over-the-counter market in which the Common Stock is then traded.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity.

         "Prospectus" means the prospectus, dated [         ] included as part
of the Registration Statement, as such prospectus may be supplemented or amended from time to time.

         "SEC" means the Securities and Exchange Commission or any successor thereof.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         SECTION 16. Identity of Transfer Agent. Forthwith upon the appointment of any Transfer Agent for the Common Stock or any other securities of the Company issuable upon the exercise of the Warrants or any successor thereto, the Company shall file with the Warrant Agent a statement setting forth the name and address of such Transfer Agent.

         SECTION 17. Notices and Demands to the Company and Warrant Agent. If the Warrant Agent shall receive any notice or demand addressed to the Company by the holder of a Warrant





WARRANT AGREEMENT - 16

Certificate pursuant to the provisions of the Warrant certificates, the Warrant Agent shall promptly forward such notice or demand to the Company.

         SECTION 18. Notices to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Warrantholder to or on the Company shall be delivered in person or by facsimile transmission, by courier guaranteeing overnight delivery or mailed by first-class mail or registered mail postage prepaid, (i) to the Company (until another address is filed in writing by the Company with the Warrant Agent) as follows:

                                  Sunshine Mining and Refining Company
                                  877 W. Main St., Suite 600
                                  Boise, ID  83702
                                  Attention:  President

         With a copy to:          Sunshine Mining and Refining Company
                                  P.O. Box 1080
                                  Big Creek Road
                                  Kellogg, Idaho 83837
                                  Attention:  Randal L. Hardy

         And to:                  Evans, Keane
                                  1101 W. River Street, Suite 200
                                  P.O. Box 959
                                  Boise, Idaho 83701-0959
                                  Attention:  James D. Hovren

and (ii) to the Warrant Agent (until another address is filed in writing by the Warrant Agent with the Company) as follows:

                          American Stock Transfer & Trust Company
                          40 Wall Street
                          New York, New York 10005
                          Attention:  Executive Vice President
         With a copy to:
                          American Stock Transfer & Trust Company
                          40 Wall Street
                          New York, New York 10005
                          Attention: General Counsel

         Notices delivered personally shall be effective at the time delivered by hand, notices sent by mail shall be effective four days after mailing, notices sent by facsimile transmission shall be effective when receipt is acknowledged and notices sent by courier guaranteeing next day delivery shall be effective on the next business day after timely delivery to such courier.

         SECTION 19. Notices to Holders. Notices to holders of Warrants shall be mailed to such holders at the addresses of such holders as they appear in the Warrant Register. Any such notice be sufficiently given if sent by first-class mail, postage prepaid.

         SECTION 20. Provision of Information. The Company shall provide the holders of Warrants, on the same day it files with the SEC, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and





WARRANT AGREEMENT - 17
regulations prescribe) which the Company is required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

         SECTION 21. Amendment; Merger; Consolidation. This Agreement and the terms of the Warrants may be amended by the Company and the Warrant Agent, without the consent of the holder of any Warrant Certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or therein, or to effect any assumptions of the Company's obligations hereunder and thereunder by a successor corporation under the circumstances described in Section 10.1 (a) or in any other manner which the Company may deem necessary or desirable and which shall not adversely affect in any material respect the interests of the holders of the Warrant Certificates.

         The Company and the Warrant Agent may modify this Agreement and the terms of the Warrants with the consent of not less than a majority in number of the then outstanding Warrants for the purpose of adding any provision to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the holders of the outstanding Warrants; provided, however, that no such modification that (i) decreases the Exercise Rate, changes the Exercise Period, or otherwise materially or adversely affects the exercise rights of the holders of the Warrants, (ii) amends this Section or (iii) reduces the percentage required for modification, may be made without the consent of the holder of each outstanding Warrant.

         Any such modification or amendment will be conclusive and binding on all present and future holders of Warrant Certificates whether or not they have consented to such modification or amendment or waiver and whether or not notation of such modification or amendment is made upon such Warrant Certificates. Any instrument given by or on behalf of any holder of a Warrant Certificate in connection with any consent to any modification or amendment will be conclusive and binding on all subsequent holders of such Warrant Certificate.

         Except as otherwise provided herein, the Company will not merge into or consolidate with any other person, or sell or otherwise transfer its property, assets and business substantially as an entirety to a successor of the Company, unless the person resulting from such merger or consolidation (if other than the Company), or such successor of the Company, shall expressly assume, by supplemental agreement satisfactory in form to the Warrant Agent and executed and delivered to the Warrant Agent, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

         SECTION 22. Termination. This Agreement shall terminate on the fifteenth day following the first to occur of (i) the Expiration Date, (ii) the date on which Warrant Shares have been issued upon the exercise of all Warrants pursuant hereto or (iii) the date on which all Warrants have been redeemed or are otherwise no longer outstanding.

         SECTION 23. Governing Law. The laws of the State of New York shall govern this Agreement and the Warrant Certificates without regard to principles of conflict of law.

         SECTION 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent, the Warrantholders and the holders of shares of Common Stock any legal or equitable right, remedy or claim under this Agreement; this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, the Warrantholders and the holders of Warrant Shares.

         SECTION 25. Counterparts. This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.





WARRANT AGREEMENT - 18

         SECTION 26. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

         SECTION 27. Obtaining of Governmental Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under United States Federal and State laws, and the rules and regulations of all stock exchanges on which the Warrants are listed which may be or become requisite in connection with the issuance, sale, transfer, and delivery of the Warrant Certificates, the exercise of the Warrants or the issuance, sale, transfer and delivery of the Warrant Shares issued or delivered upon exercise of the Warrants.

         SECTION 28. Delivery of Prospectus. The Company shall furnish to the Warrant Agent sufficient copies of the most recent Prospectus relating to the Warrant Shares, and the Warrant Agent shall, upon the exercise of any Warrant Certificate by the holder thereof, deliver to such holder, prior to or concurrently with the delivery of the Warrant Share issued upon such exercise, a copy of such Prospectus.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                            SUNSHINE MERGER COMPANY


[Corporate Seal]                        By:
                                            -----------------------------------
                                            John S. Simko, President


                                            AMERICAN STOCK TRANSFER & TRUST
                                            COMPANY, as Warrant Agent


[Corporate Seal]                        By:
                                            -----------------------------------
                                            Name:
                                                  -----------------------------
                                            Title:
                                                     --------------------------





WARRANT AGREEMENT - 19